EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

March 15, 2010

Sonic Solutions
7250 Redwood Blvd., Suite 300
Novato, California 94945

Re:	Sonic Solutions Form S-3 Shelf Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Sonic Solutions, a California corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company of (i) shares of its common stock, no par value per share (the “Common Stock”), (ii) shares of its preferred stock, no par value per share (the “Preferred Stock”), and (iii) warrants to purchase Common Stock and/or Preferred Stock (the “Warrants” and together with the Common Stock and Preferred Stock, the “Securities”), with an aggregate offering price of up to $150,000,000. The Securities may be issued and sold by the Company pursuant to a registration statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 15, 2010.

As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Securities. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

We are of the opinion that upon completion of the procedures set forth in the Registration Statement proposed to be taken by the Company, the Securities with an aggregate offering price of up to $150,000,000 that may be issued and sold by the Company will be duly authorized, validly issued, fully paid and nonassessable when sold.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of California  and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use or our name in the related prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP